EXHIBIT 3.1



                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SYQUEST TECHNOLOGY, INC.


         Pursuant to Section 245 of the Delaware General Corporation Law, SYQUEST TECHNOLOGY, INC., a Delaware corporation (the "Corporation"), hereby certifies:

         FIRST: The name of the corporation is SyQuest Technology, Inc. SyQuest Technology, Inc. was originally incorporated under the name SyQuest Delaware, Inc., and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on October 3, 1991.

         SECOND: Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this Corporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this restated certificate.

         THIRD: This Restated Certificate of Incorporation was duly adopted by unanimous written consent of the Board of Directors of the Corporation, filed with the minutes of the Board of Directors, in accordance with the applicable provisions of Section 245 of the Delaware General Corporation Law.

         FOURTH: The text of the Certificate of Incorporation is as set forth on Exhibit A attached hereto.

         IN WITNESS WHEREOF, SYQUEST TECHNOLOGY, INC. has caused this Restated Certificate of Incorporation to be signed by Syed H. Iftikar, its President, and attested by Michael J. Perez, its Secretary, as of the 22nd day of January, 1992.

                                                SYQUEST TECHNOLOGY, INC.


                                                By:    /s/  Syed H. Iftikar
                                                   ----------------------------
                                                   Syed H. Iftikar
                                                   President

ATTEST:

By:   /s/  Michael J. Perez
      ---------------------------
           Michael J. Perez
           Secretary


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                                    EXHIBIT A
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            SYQUEST TECHNOLOGY, INC.


                                    ARTICLE I

         The name of the corporation is SyQuest Technology, Inc.

                                   ARTICLE II

         The address of the registered office of the corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, and the name of the registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III

         The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

          (A) Classes of Stock. This corporation is authorized to issue following classes of stock: Common Stock ("Common Stock" or "Common") and Preferred Stock ("Preferred Stock" or "Preferred"). The total number of shares which the corporation is authorized to issue is Twenty-Four Million (24,000,000). Twenty Million (20,000,000) shares shall be Common Stock and Four Million (4,000,000) shares shall be Preferred Stock. Each share of Common and Preferred Stock shall have a par value of $0.001.

          (B) Rights, Preferences and Restrictions of Preferred Stock. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of Article IV(A), to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix or alter the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

         The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                   1. The number of shares constituting that series (which may thereafter in the same manner be increased or decreased, but not below the number of shares of such series then outstanding) and the distinctive designation of that series;

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                   2. The dividend rate on the shares of that series, if any, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                   3. Whether that series shall have voting rights, in addition to the voting rights provided by law, and if so, the terms of such voting rights;

                   4. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                   5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                   6. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                   7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution, or winding up of the corporation, and the relative rights of priority, if any, of the payment of shares of that series; and

                   8. Any other relative rights, preferences and limitations of that series.

                                    ARTICLE V

         The corporation is to have perpetual existence.


                                   ARTICLE VI

         The election of directors need not be by written ballot unless a stockholder demands election by written ballot at a meeting of stockholders and before voting begins.


                                   ARTICLE VII

         The number of directors which constitute the whole Board of Directors of the corporation shall be designated in the By-laws of the corporation.



                                  ARTICLE VIII

         In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the By-laws of the corporation.

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                                   ARTICLE IX

         The personal liability of the directors of the corporation for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permissible under Delaware law as the same exists or as may hereafter be amended. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                    ARTICLE X

         The corporation is authorized to provide indemnification of officers, directors, employees or agents of the corporation for breach of duty to the corporation and its stockholders through By-law provisions or through agreements with such officers, directors, employees or agents, or both, in excess of the indemnification otherwise permitted by Section 145 of the Delaware General Corporation Law, subject to the limits on such excess indemnification set forth in Section 102(b)(7) of the Delaware General Corporation Law.



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